Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

BLYTH, INC. ANNOUNCES PRELIMINARY RESULTS
OF DUTCH AUCTION TENDER OFFER

GREENWICH, CT, USA, July 12, 2004: Blyth, Inc. (NYSE:BTH), a leader in home décor and home fragrance products, announced today the preliminary results of its Dutch auction self-tender offer, which expired at 5:00 p.m., New York City time, on Friday, July 9, 2004.

Based on the preliminary count by EquiServe Trust Company, N.A., the depositary for the tender offer, approximately 7,052,000 shares of common stock, including approximately 466,000 shares that were tendered through notice of guaranteed delivery and approximately 2,276,000 shares that were tendered conditionally, were properly tendered and not withdrawn at or below $35.00 per share. These results are preliminary and are subject to change.

Due to over-subscription, Blyth expects to exercise its right to purchase up to an additional 2% of its outstanding shares without extending the tender offer and expects to accept for purchase approximately 4,900,000 shares at a purchase price of $35.00 per share in accordance with the terms of the offer at a total cost of approximately $171.5 million, excluding fees and expenses. Blyth expects that it will not accept for purchase approximately 2,100,000 shares that were tendered conditionally as to which the conditions of the tender will not be satisfied. The number of shares to be purchased and the price are preliminary and are subject to verification by the depositary. The actual number of shares to be purchased and the actual price per share will be announced promptly following the completion of the verification process.  Blyth will pay for all shares purchased promptly following that time.

As of July 9, 2004, Blyth had 45,738,477 shares of common stock issued and outstanding. As a result of the completion of the tender offer, Blyth expects to have approximately 40,838,477 shares of common stock issued and outstanding.

The co-dealer managers for the tender offer are Lane, Berry & Co. International and Georgeson Shareholder Securities Corporation, and the information agent is Georgeson Shareholder Communications, Inc. The depositary is EquiServe Trust Company, N.A.  For questions or information, please call the information agent toll free at (800) 733-6860.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a home expressions company competing primarily in the home fragrance, home décor, seasonal decorations and gift industry.  The Company designs, markets and distributes an extensive array of candles, home fragrance products, decorative accessories, seasonal decorations and household convenience items, as well as tabletop lighting and chafing fuel for the Away From Home or foodservice trade.  Blyth manufactures most of its candles and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite® brand, to retailers in the premium and specialty retail channels under the Colonial Candle of Cape Cod®, Colonial at HOME®, Kate’s™, Carolina®, CBK®, Seasons of Cannon Falls™ and Holiday365™ brands, to retailers in the mass retail channel under the Florasense®, Ambria®, FilterMate® and Sterno® brands, to consumers in the catalog and Internet channel under the Miles Kimball®, Exposures®, Walter Drake®, The Home Marketplace® and Directions…the path to better health® brands, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite®, Colonial®, Gies®, Liljeholmens®, Ambria®, Carolina® and Kaemingk® brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.

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